Code of Ethics

Effective Date: December 2023

Last Amended: March 2022

Business Ethics and Compliance Standards		4

General Obligations of the Code of Ethics		5

A.	Persons subject to the Code of Ethics	5

B.	Accounts covered under the Code of Ethics	5

C.	Reportable Securities	7

D.	Reporting Requirements	7

	1. Initial and Annual Holdings Report	7

	2. Ongoing Disclosure Requirements	8

	3. Quarterly Transactions and Brokerage Account Reporting	8

	4. Compliance Certifications	8

E.	Related Persons in Securities Business	8

F.	Compliance Monitoring	9

G.	Reporting Violations and Sanctions	9

H.	Recordkeeping	9

Trading Prohibitions and Restrictions		9

A.	Prohibition in Initial Public Offerings (“IPOs”)	10

B.	De-MinimisTransactions	10

C.	Excessive Trading	10

D.	Market Timing	11

E.	Restricted List of Securities	11

Pre-Clearance Requirements		11

A.	Requesting Pre-Clearance	11

B.	Approval window	11

C.	Transactions Exempt from Pre-Clearance	12

	1. Automatic Investment Plan	12

	2. Managed Accounts	12

	3. Exercise of Rights	12

	4. Exercise of Options	12

	5. Inheritances/Gifts	12

	6. Reportable Funds (SBH Mutual Funds or Subadvised Funds)	12

	7. Exempt Securities	12

D.	Limit, Good Till Cancelled, Stop Loss Order	13

E.	Private Placements and Limit Offerings	13

Insider Trading		14

A.	Insider Trading	14

	1. Definition of Insider	14

	2. Defintion of Material Non Public Information “MNPI”	14

	3. Prohibited Actuiviues and Reporting of MNPI	16

B.	Information Barriers	16

C.	Watch List and Restricted List	16

D.	Penalties	17

E.	Front Running	17

F.	Prevention of Insider Trading	17

G.	Detection of Insider Trading	18

H.	Designated/Named Insider	18

Conflict of Interest		18

Outside Business Activities		18

A.	Service as an Officer or Director Public Company Board	19

Gifts and Entertainment, and Political Contributions		19

A.	General Statement	19

	1. Gifts	20

	2. Cash	20

	3. Entertainment	20

	4. Union Officials and ERISA Plan Fiduciaries	20

	5. Government Officials	21

B.	Political Contributions	21

Compliance Monitoring		21

Enforcement and Sanctions		22

A.	General	22

B.	Rights of Alleged Violator	22

C.	Notification to Funds	22

D.	Delegation of Duties	22

E.	Non-Exclusivity of Sanctions	22

F.	Potential Fines	23

Appendix 1 – Definitions		23

Appendix 2 – Pre-Clearance and Reportable Security Summary		27

I.	Business Ethics and Compliance Standards

Segall Bryant & Hamill (the “Adviser” or “SBH” or “Firm”) has adopted this Code of Ethics (“Code”) to prevent violations of the Investment Advisers & Investment Company Acts of 1940 under Rule 204A-1 and Rule 17j-1.

SBH serves as a fiduciary and must ensure that all SBH employees adhere to the highest standards of professional and ethical conduct in compliance with the Code.

The following standards and principles shall always guide the conduct of SBH personnel:

1.	The duty to place the interests of clients first;

2.	The requirement that all personal securities transactions be conducted in such a manner consistent with the Code;

3.	The requirement to disclose any activities that may create an actual or potential conflict of interest between SBH, the Employee and/or the client;

4.	The principle that SBH personnel do not abuse their position of trust and responsibility;

5.	The principle that SBH personnel should not take inappropriate advantage of their positions;

6.	The principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

7.	The principle that independence in the investment decision-making process is paramount;

8.	The principle that SBH should educate employees regarding the Adviser’s expectations and the laws governing their conduct;

9.	The principle that SBH should remind employees that they are in a position of trust and must act with propriety at all times;

10.	The principle that SBH personnel should protect the reputation of the Adviser;

11.	The principle that SBH personnel should guard against violation of the securities laws; and

12.	The principle that SBH should establish procedures for employees to follow so that SBH may determine whether its employees are complying with SBH’s ethical principles.

The Advisers Act prohibits the Firm and its Supervised Persons from engaging in fraudulent, deceptive, or manipulative conduct.

II.	General Obligations

A.	Persons subject to the Code of Ethics

The Code applies to all employees of SBH and their immediate family members including temporary employees, consultants, interns and any persons that may have access to SBH’s investment recommendations or trading.

All employees are deemed Access Persons unless specifically exempted by the CCO or his/her designee.

Certain employees serve as dual employees of SBH and Corient and are under common control. SBH and Corient both have supervisory responsibilities over these dual employees. While each dual employee is subject to both SBH’s and Corient’ s Code of Ethics and policies and procedures, dual employees should primarily adhere to the SBH Code of Ethics and policies and procedures.

Immediate Family Member means a spouse, domestic partner, child, stepchild, parent, and other family members living in the employee’s household. (See definition in the Appendix.)

B.	Accounts covered under the Code of Ethics

All Access Persons are required to enter their covered account(s) for their personal securities transactions in ACA Compliance Alpha.

Account(s) in which you or your immediate family have Beneficial Ownership, should be disclosed in ACA Compliance Alpha. Employees are the beneficial owner of any account or securities in which they have a direct or indirect financial interest.

This includes accounts held in the name of their spouse or equivalent domestic partner, minor children, and relatives living with them and can include trusts for which employees are a trustee or a beneficiary. See Appendix 1 for more detailed information on Beneficial Ownership.

These accounts include, among others:

•	Managed Accounts;

•	Brokerage accounts;

•	Any 401(k) plan or retirement plan that permits the purchase of any security;

•	Any account in which employee or immediate family has a direct or indirect beneficial interest (i.e. trust, UGMA/UTMA accounts);

•	Any account in which the employee exercises investment discretion;

•	Any health savings accounts (HSA) or flexible spending account (FSA) that permits the purchase of any security;

•	Any account that can hold SBH managed products, including mutual funds (SBH Mutual Funds, sub-advised products, etc..).

The following accounts are NOT considered reportable accounts under this Code:

•	529 College Savings accounts;

•	Open-ended Mutual Fund accounts (that are not SBH Mutual Funds);

•	Charitable Giving accounts.

When possible, direct electronic feeds from brokerage firms will be set up with ACA Compliance Alpha to obtain transaction and holdings information.

When direct feeds are not available, the employee will be required to either use the aggregation feed available or provide duplicate statements manually in ACA Compliance Alpha (employee upload of statements).

C.	Reportable Securities

Reportable Security means any security as defined in Section 202(a)(18) of the Adviser Act. Access Persons must disclose all reportable securities except when they are specifically exempted.

The below securities are exempted from the definition:

•	Direct obligation of the U.S. government;

•	Bank certificate of deposit, commercial paper, high quality short-term debt including repurchase agreements;

•	Money market funds;

•

Unit investment trust “UITs” invested in unaffiliated open-end funds that are not Reportable Funds (i.e. any mutual fund for which SBH acts as an investment adviser, sub-adviser or principal underwriter).

•	Open-end mutual funds that are not Reportable Funds.

Exempt securities will not require pre-clearance or be subject to reporting requirements. See more pre-clearance and reporting requirements in details in Appendix 2.

D.	Reporting Requirements

1.	Initial and Annual Holdings Report

Within 10 calendar days of start date, new employees becoming Access Persons must file an initial holding report in Reportable Securities (defined above) and identify all accounts over which they and their household member(s) have Beneficial Ownership.

Initial holdings reports must be current as of 45 days prior to start date.

Access Persons must disclose:

•	All holdings in Reportable Securities;

•	All covered accounts.

On an annual basis, on a date selected by the CCO or his designee (typically within 30 calendar days after year end), every Access Person must file an Annual Holdings Report and review that their covered account(s) information is still accurate in ACA Compliance Alpha.

2.	Ongoing Disclosure Requirements

All employees considered Access Persons are required to promptly disclose newly opened accounts as well as closed accounts.

All employees are also required to provide duplicate account statements and confirmation of trade to Compliance in ACA Compliance Alpha upon request by Compliance.

When available, SBH will facilitate the receipt of duplicate statements and trade confirmations via direct feeds directly in ACA Compliance Alpha. When direct feeds are not available, employees will be asked to use the aggregation feed using their personal credentials or else to manually upload their statements and confirmation of trade in ACA Compliance Alpha.

3.	Quarterly Transactions and Brokerage Account Reporting

Access Persons are required to submit their quarterly report of Reportable Securities transactions, including Reportable Funds, that occurred in the quarter within 30 days after each quarter ends and to review their list of covered account(s) in ACA Compliance Alpha.

4.	Compliance Certifications

Each Access Person must read and acknowledge receipt of this Code electronically in ACA Compliance Alpha within 10 calendar days of their start date and annually acknowledge compliance with the Code on a date specified by Compliance.

In addition, as SBH is a wholly owned subsidiary of CI Financial Corp. through Corient Holdings, Inc., all Access Persons must follow the CI Financial Corp. Code of Conduct, which is located in ACA Compliance Alpha. (Please note that all enterprise and Corient certifications are on the Corient Private Wealth tenant on ACA Compliance Alpha.). On a periodic basis, all Access Persons will be required to attest that they have received a copy of Corient Financial’ s Code of Conduct, have read and understood it and agree to comply with it.

Additionally, Compliance will require training and review of this policy in accordance with Rule 206(4)-7.

E.	Related Persons in Securities Business

All Access Persons are required to report to the Compliance Department via ACA Compliance Alpha, any immediate family members that are engaged in the securities business, or any other related persons either by lineage or marriage that the Access Person believes may present a potential conflict of interest.

Annually, Access Persons will be required to certify in writing to the accuracy and completeness of their related persons in securities business reporting.

F.	Compliance Monitoring

Compliance monitors the trading patterns of employees on an ongoing basis and at least quarterly through ACA Compliance Alpha to ensure compliance with the Code. Compliance also maintains certain records in accordance with applicable laws and regulations.

Questions regarding the Code are to be directed to the Chief Compliance Officer of the Adviser (“CCO”) or his or her designee.

G.	Reporting Violations and Sanctions

Each Access Person must report any violations of this Code promptly to the Chief Compliance Officer or the CCO’s designee. All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not tolerate interference or retaliation of any kind against any Employee who in good faith reports a violation of the Code by another employee and any retaliation constitutes a further violation of the Code in accordance with the Adviser’s whistleblower policy found in the employee handbook.

H.	Recordkeeping

SBH is required to keep copies of all relevant records in the manner required by Rule 17j-1 and Rule 204-2.

III.	Trading Prohibitions and Restrictions

Access Persons are prohibited from:

•	Personally selling or purchasing securities directly or indirectly to or from a client account;

•	Defrauding a client in any manner;

•	Misleading a client, including making a statement that omits material facts;

•	Engaging in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

•	Engaging in any manipulative practice with respect to a client;

•	Engaging in any manipulative practice with respect to securities, including price manipulation;

•

Except as may be disclosed in the Adviser’s Form ADV, favoring one client over another client (i.e., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Access Persons).

A.	Prohibition in Initial Public Offerings (“IPOs”)

Access Persons and their immediate family members are prohibited from purchasing IPOs.

B.	De-Minimis Transactions

No Access Person will be granted pre-clearance for the purchase or sale of any Reportable Security within 7 calendar days of any Client’s order in the same Reportable Security when the market capitalization of the Reportable Security is less than $5 billion unless volume de minimis requirements apply.

Exceptions may be granted by the CCO or designee or for other reasons at the CCO or the CCO’s designee discretion. All exceptions will be documented.

C.	Excessive Trading

While the Adviser does not have a specific policy prohibiting short-term trading (i.e. 60 day holding period), or the disgorgement of any short-term profits, short-term trading should not be done on an excessive basis. Compliance will monitor trading for patterns that may be deemed excessive.

D.	Market Timing

Access Persons should not engage in Market Timing practices in Reportable Funds or any mutual funds in general. If it is determined that personal trading activities violate these restrictions, SBH reserves the right to impose such sanctions as deemed appropriate.

E.	Restricted List of Securities

Pre-clearance for the purchase and sale of securities placed on SBH Restricted List will not be granted.

Personal transactions may be restricted in Reportable Funds in situations where it is determined that employees have access to inside information on a Reportable Fund (e.g. liquidation, merger).

No exception will be granted without prior approval from Compliance.

IV.	Pre-Clearance Requirements

Unless an exception applies, all Access Persons (and household members) must receive pre-approval of all security transactions of which such Access Person, will acquire Beneficial Ownership.

A.	Requesting Pre-Clearance

All pre-clearance requests for trading in Reportable Securities by Access Persons or their Immediate Family Members must be requested through ACA Compliance Alpha.

B.	Approval window

Pre-clearance requests approvals or denials granted by Compliance are communicated via ACA Compliance Alpha.

Pre-clearance approvals are valid for the same business day and the day after. You must execute the trade within the approval window or place a new trade request.

C.	Transactions Exempt from Pre-Clearance

The following transactions have been excluded from pre-clearance requirements:

1.	Automatic Investment Plan

Transactions occurring as part of an automatic investment plan are exempt from pre-clearance requirements. This includes dividend reinvestment plans (DRIPS).

2.	Managed Accounts

Transactions occurring in a managed account(s) under a signed investment management agreement where the Access Person does not have authority to direct specific transactions in the account and where the Access Person does not have influence or control over the account.

3.	Exercise of Rights

Transactions effected upon the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights received (stock splits, mergers, spin-offs or rights subscriptions).

4.	Exercise of Options

Transactions as part of the exercise of an option at expiration or an assignment of options.

5.	Inheritances/Gifts

The acquisition of securities through gift or inheritance.

6.	Reportable Funds (SBH Mutual Funds or Sub-advised Funds)

Transaction in Reportable Funds i.e. SBH Mutual Funds or SBH Sub-advised Funds is not required to preclear under this Code.

In most circumstances, mutual fund shares are not required to be precleared in accordance with the Code. However, personal transactions may be restricted in Reportable Funds in situations where it is determined that employees have access to inside information on a Reportable Fund (e.g. liquidation, merger).

7.	Exempt Securities

Pre-clearance is not required for the following securities as specifically excluded by the Advisors Act::

•	Mutual Funds (open-end or closed-end). Shares in registered open-end investment companies (i.e., mutual funds) registered under the 1940 Act, including Reportable Funds.

•	U.S. Government Debt and Obligations (e.g. Treasury bills, notes and bond)

•	Money Market Funds

•	High-Quality Short-Term Debt (e.g. bank certificates of deposit, commercial paper including repurchase agreements with maturity of less than 366 days)

•	Unit Investment Trusts “UITs”

•	Futures and Options in Currencies

•	Broad-based Indices

•	Exchange Traded Funds “ETFs” and Exchange Traded Notes “ETNs”

•	Commodities

•	Corporate Debt Securities with a remaining maturity of 12 months or less

•	Digital Assets/Crypto Currencies

D.	Limit, Good Till Cancelled (GTC) and Stop Loss Orders

Access Persons must request pre-approval to use limit, GTC and stop loss orders in ACA Compliance Alpha at the time the instruction is placed and regardless of when the transaction will be executed. Please use the comments box to document the fact that you are using a limit, GTC or stop-loss order.

If the limit, GTC or stop-loss order is modified (for example, if you change the limit price), Access Persons will need to place a new pre-clearance request at the time of the modification.

E.	Private Placements or Limited Offering

Access Persons must request pre-approval prior to investing in a private placement by filing out a disclosure form in ACA Compliance Alpha.

Access Persons are prohibited from purchasing private placements without formal prior approval of the Chief Compliance Officer or the CCO’s designee.

In considering the approval, the CCO or designee will consider whether the investment opportunity should be reserved for a client among other considerations. All references in the Code of Ethics to “private placements” are deemed to be references to Limited Offerings.

V.	Insider Trading

Investment advisers are required by applicable regulations to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material non-public information (“MNPI”) by its directors, officers and employees. All employees are prohibited from trading on any information that is considered material nonpublic information. Additionally, employees must not disseminate or “tip” material non-public information to others.

Investment Persons are at a higher risk of obtaining MNPI. When an Investment Person believes they may be in possession of MNPI, they should immediately contact the Compliance Team. It is critical that any persons in possession of MNPI not share the information with anyone other than Compliance. Additionally, any persons in possession of MNPI are prohibited from trading in securities of the issuer in client accounts or personal account(s).

A.	Insider Trading

Insider Trading generally means the use of material, non-public information (“MNPI”) to trade in securities (whether or not one is an “Insider”) or the communication of material, non-public information to others.

1.	Definition of Insider

The concept of “insider” is broad. It includes officers, members, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special, confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

2.	Definition of Material Non-Public Information “MNPI”

Any information which has not been made public and which a reasonable investor might consider important in making an investment decision. Any questions about whether information is considered material should be directed to the CCO or the CCO’s designee.

Examples of the types of information that are likely to be deemed “material” include, but are not limited to:

•	Dividend changes;

•	Earnings estimates or changes in previously released earnings’ estimates;

•	Significant expansion or curtailment of operations;

•	Significant increases or declines in revenue;

•	Significant merger or acquisition proposals or agreements, including tender offers;

•	Significant new products or discoveries;

•	Extraordinary borrowings;

•	Major litigation;

•	Liquidity problems;

•	Extraordinary management developments;

•	Purchase and sale of substantial assets;

•	A valuable employee leaving or becoming seriously ill; and

•	Change in pension plans (i.e., removal of assets from an over-funded plan, or an increase or decrease in future contributions).

Employees must also be aware of the SEC’s position that the term “material nonpublic information” or MNPI relates not only to securities issuers but also to SBH’s securities recommendations, client securities holdings, and transactions.

Information is considered “public” when it has been disseminated broadly to investors in the marketplace. For example, after the information has become available through a newspaper (e.g. Wall Street Journal, Financial Times) or a public filing (e.g. prospectus).

3.	Prohibited Activities and Reporting of MNPI

It is unlawful for any person to misuse, directly or indirectly, any material, non-public information.

Employees may not while in possession of MNPI:

•	Purchase or sell such securities for their own accounts, for accounts in which they have a beneficial interest, or over which they have the power, directly or indirectly, to make investment decisions;

•	Issue research reports, recommendations or comments which could be construed as recommendations; or

•	Disclose such information or any conclusions based thereon to any other person.

Although there is no intent to violate the law, an off-hand comment to a friend may be used, unbeknownst to an employee, by the friend to trade in securities and could result in substantial civil and criminal liabilities to the employee.

Thus, to avoid possible violations, investment advisers must exercise great care in their supervision of employees and in the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale, the issuance of research reports, or disclosing such information to any other person would violate the insider trading rules, the employee must consult with the CCO or designee prior to executing the transaction.

After the CCO has reviewed the issue, the Adviser will determine whether the information is material and nonpublic and, if so, what action the Firm will take. The Employee should consult with the CCO before taking any action.

B.	Information Barriers

From time to time, Compliance may determine the use of “Information Barrier” is necessary to prevent the flow of MNPI and use information barriers to protect the confidentiality of such information.

Compliance will notify the individuals subject to “Information Barriers” on a need-to-know basis.

C.	Watch and Restricted Lists

Watch lists are maintained in ACA Compliance Alpha to assist in the monitoring of conflicts of interest(s).

A Restricted list is maintained any time the Adviser has “inside” information or MNPI and prohibitions of any trading (personal or for clients) in securities of issuers is required.

D.	Penalties

The penalties for insider trading are severe for both the individual and the controlling persons (supervisors who may be held liable). The penalties, which may be imposed on the person who committed a violation, include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made, or losses avoided, criminal fines, and jail sentences.

E.	Front Running

While not necessarily insider trading, front-running is prohibited. Front-running consists of executing a Personal Securities Transaction based on the knowledge of a forthcoming transaction or recommendation in the same or underlying security (“Piggy Backing” consists of executing a Personal Securities Transaction based on the knowledge of a transaction or recommendation in the same or underlying security that has already occurred).

F.	Prevention of Insider Trading

To seek to prevent Insider Trading, the CCO of the Adviser or his or her designee(s), shall:

1.	Take appropriate measures to familiarize Access Persons with the Code via training;

2.	Answer questions regarding the Code;

3.	Resolve issues of whether information received by an Insider is material and/or non-public;

4.	Review and update the Code as necessary;

5.	Strive for a physical separation of the trading and research departments from those departments in possession of the sensitive information; and

6.	Take steps to restrict access to sensitive information including computer passwords and the use of code names.

G.	Detection of Insider Trading

To detect Insider Trading, the CCO of the Adviser or his or her designee(s), shall:

1.	Review the trading activity reports filed by each Access Person; and

2.	Review the trading activity of the Adviser, as applicable.

H.	Designated/Named Insider

As an affiliate of a public company (CI Financial -CIXXF), some of SBH’s Access Persons may from time to time be designated or named as an insider and be subject to blackout periods. During the blackout period no designated or named insider is permitted to buy or sell CI Financial stock.

VI.	Conflict of Interest

Employees should always act in the best interests of its clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the SBH’s business relationships.

Employees must disclose any situation that would be expected to give rise to a potential or actual conflict of interest and provide details by completing the conflict of interest disclosure form in ACA Compliance Alpha.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Adviser and/or its clients. If you are not sure whether an actual or potential conflict exists, you may consult with the CCO or designee promptly.

Annually, employees will be required to certify in writing to the accuracy and completeness of their conflict of interest reporting.

VII.	Outside Business Activities

Employees are required to disclose via ACA Compliance Alpha any outside business activities, whether they are securities related or not with details of the type of compensation being received.All outside business activities disclosures are reviewed by the employee’s supervisor and Compliance to determine whether such activity may be perceived as an actual or potential conflict of interest.

Annually, employees will be required to certify in writing to the accuracy and completeness of their outside business activity reporting.

Examples include serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations, being a board member of a non-profit organization, and any second outside part-time employment.

A.	Service as an Officer or Director Public Company Board

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the President based upon a determination that the board service would be consistent with the interests of clients and the Adviser. If an Access Person serves on the board of a private entity that goes public, approval to continue on the board of the public company is required. Where board service or an officer position is approved, the CCO or designee shall implement an “Information Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

VIII.	Gifts and Entertainment, and Political Contributions

A.	General Statement

Gifts and Entertainment from Business Relationships may present an actual, potential or apparent conflict or other risk that could harm the Company, and/or its clients. Employees should contact the Chief Compliance Officer or designee to discuss any offered activity or gift that they feel creates such a conflict.

Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or the Adviser.

Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Adviser or the Access Person.

1.	Gifts.

No Access Person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No Access Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without preapproval by the Compliance Department, $2501 is the general de minimis guideline.

2.	Cash.

No Access Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

3.	Entertainment

Access Person may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser.

Access Persons may provide or accept a business entertainment event in the ordinary course of business, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. This provision is also an exception to the prohibition on gifts set forth in Section A.1 above.

4.	Union Officials and ERISA Plan Fiduciaries

There is a Department of Labor reporting requirement for any gifts and entertainment greater than $250 to a union official per year. Any gift or entertainment provided by SBH to a labor union or a union official in excess of $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of the Adviser’s fiscal year.

The Company is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary.

[1]

For Access Persons who are also Registered Representatives with Foreside Financial Services, gifts given or received in conjunction with Representative’s fund marketing activities cannot exceed $100 per person per calendar year and may not be preconditioned on achievement of a sales target or other incentives.

5.	Government Officials

Please note that certain state or other governmental agencies may have regulations which restrict or prohibit gifts or entertainment. Each employee wishing to give or receive a gift or entertainment is responsible for determining whether any such restriction applies when dealing with such agencies or officials thereof.

B.	Political Contributions

Pursuant to the SEC Pay-to-Play rules, SBH and its Access Persons are prohibited from giving political contributions to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes.

Access Persons should not make or solicit political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

All political contributions should be precleared in accordance with the Compliance Manual using ACA Compliance Alpha and reviewed quarterly. Any Political Contributions made by others (e.g., spouses, domestic partners, family members, friends, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an employee are considered to be made by that employee for purposes of the Code.

IX.	Compliance Monitoring

The Compliance Department, on a quarterly basis, reviews Access Persons’ transactions (including those accounts for which they have a beneficial interest in or have control over). They also verify the receipt of pre-clearance forms, duplicate confirmations statements and quarterly forms. Issues are brought to the appropriate management person’s attention as necessary. These may include:

•	An assessment of whether the person followed any required internal procedures, such as pre-clearance;

•	Comparison of personal trading to any watch/restricted lists;

•

An assessment of whether the person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the person takes for him or herself;

•	Periodically analyzing the person’s trading for patterns that may indicate abuse including market timing; and

•

An investigation of any substantial disparities between the percentage of trades that are profitable when the person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

An initial Code of Ethics training will be provided by Compliance for all new employees and annual Code of Ethics training will be provided for all employees. The Code will be reviewed by the Compliance Department on at least an annual basis regarding the adequacy and effectiveness of the Code.

X.	Enforcement and Sanctions

A.	General

Any Access Person who is found to have violated any provision of this Code will be investigated by the CCO or designee. The CCO or designee may impose appropriate sanctions, including but not limited to a warning letter, a violation letter, disgorgement of profits, fines, a personal trading ban, and suspension or termination of employment.

The CCO or designee may consult with the CCO of the Reportable Funds or the President as he/she deems necessary.

B.	Notification to SBH Mutual Funds or Sub-advised Funds.

The Adviser shall notify each SBH Mutual Fund or sub-advised Funds of violations under this Code to the extent required under the Fund’s applicable policies and procedures.

C.	Non-Exclusivity of Sanctions.

The imposition of sanctions hereunder by the CCO or designee shall not preclude the imposition of additional sanctions by a Board of Directors/Trustees of a Fund and shall not be deemed a waiver of any rights by a Fund.

APPENDIX 1 – Definitions

Access Person The Advisers Act defines “Access Person” to mean any Supervised Person of an investment adviser who:

(1) has access to nonpublic information regarding any advisory client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (i.e., any mutual fund advised by SBH), or

(2) is involved in making securities recommendations to advisory clients in advisory accounts, or who has access to such recommendations that are nonpublic.

Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. It means the opportunity to profit directly or indirectly from a transaction or sharing a direct or indirect pecuniary interest. For example, a partnership, trust, corporation, investment club, contract arrangement, and understanding or a relationship are instances where a person may be deemed to have beneficial ownership. Here are other examples:

1.	Securities held by an Access Person in his or her own name;

2.	Securities held indirectly by others for the Access Person’s benefit, for example, securities held for the Access Person by custodians, brokers, relatives, executors or administrators;

3.	Securities held by a pledgee for an Access Person’s account;

4.

Securities held by a trust in which an Access Person has an income or remainder interest unless the Access Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Access Person;

5.

Securities held by an Access Person as trustee or co-trustee, where whether the Access Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.	Securities held by a trust of which the Access Person is the settler, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.

Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or the controlling partner of such entity. For these purposes, an Access Person will be considered to be a controlling partner of a partnership of such Access Person owns more than 25% of the partnership’s general or limited partnership interests;

8.	Securities held by a personal holding company controlled by the Access Person alone or jointly with others;

9.	Securities held in the name of the Access Person’s spouse unless legally separated;

10.

Securities held in the name of minor children of the Access Person or in the name of any relative of the Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home. This applies even if the Securities were not received from the Access Person and the dividends are not actually used for the maintenance of the Access Person’s home;

11.

Securities held in the name of any person other than the Access Person and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership;

12.

Securities held in the name of any person other than the Access Person, even though the Access Person does not obtain benefits substantially equivalent to those ownership (as described in (11), above), if the Access Person can vest or re-vest title in himself.

Immediate Family Member of a person includes such person’s spouse or partner, children under the age of twenty-five (25) years residing with such person or any relative by blood or marriage living in the employee’s household. Each immediate family member is subject to the same pre-clearance and trading restrictions and requirements as their related SBH employee.

Initial Public Offering (“IPO”) is a corporation’s first offering of a security representing shares of the company to the public. IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. Limited offerings include private placements and other offerings that are not public.

Managed Account means a personal account over which the access person or their immediate family member(s) have beneficial ownership but where neither the access person nor the immediate family member(s) have the authority to direct specific transactions in the account and where access persons have no influence or control over specific transactions. In other words, these are accounts where an investment manager or someone else who is not an immediate family member has full investment discretion over the accounts.

Market Timing means the purchase and sale of Mutual Fund Shares within a short period of time with the intention of capturing short term profits resulting from market volatility.

Reportable Fund means any registered investment company (i.e. mutual fund) for which the Firm or a control affiliate acts as investment adviser, subadviser or principal underwriter.

Reportable Security means any security as defined in Section 202(a)(18) of the Advisers Act, EXCEPT that it does not include:

i. Transactions and holdings in direct obligations of the Government of the United States;

ii. Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;

iii. Shares issued by money market funds;

iv. Transactions and holdings in shares of other types of open-end registered mutual funds, unless SBH or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

v. Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds unless SBH or a control affiliate acts as the investment adviser or principal underwriter for the fund.

The Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) define security as any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, limited partnership interest, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

Supervised Persons is defined in Rule 204A-1 to include all directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions). However, the Adviser also considers the following to be Supervised Persons:

1.	Employees of the Adviser; and

2.	Any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

APPENDIX 2 – Pre-Clearance and Reportable Security Summary

Security Type	Pre-Clearance	Reportable on Holdings Report
Equities & Stocks	YES	YES

IPO	PROHIBITED	PROHIBITED

ETFs or ETNs	NO	YES

Options & Futures on Stocks	YES	YES

Private Placements	YES	YES

SBH Mutual Funds or Sub-advised Mutual Funds	NO	YES

Mutual Funds (Open-End)	NO	NO

Mutual Funds (Closed-End)	NO	YES

Corporate Bonds	YES	YES

Municipal Securities	YES	YES

U.S. Treasury, U.S. Government obligations or debt	NO	NO

Money Market, Certificates of Deposit, Commercial Paper	NO	NO

UITs (open-end) & unaffiliated	NO	NO

UITs (closed end)	NO	YES

Commodities	NO	YES

Currencies	NO	YES

Futures and Options on Currencies	NO	YES

Digital Assets (Crypto)	NO	NO